Exhibit 10.3

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”), dated as of March 22, 2019, (the “Effective Date”) is entered into by and between Leaf Group Ltd., a Delaware corporation (the “Company”) and Adam Wergeles (the “Executive”).

WHEREAS, the Executive and the Company previously entered into that certain Employment Agreement, dated as of March 27, 2018 (the “Prior Agreement”), pursuant to which the Executive currently serves as the Company’s Executive Vice President and General Counsel;

WHEREAS, the Company desires to continue to employ the Executive as the Company’s Executive Vice President and General Counsel; and

WHEREAS, the Executive and the Company agree that the Prior Agreement is amended and restated in its entirety as set forth in this Agreement.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1.            Employment Period.  Subject to the provisions for earlier termination hereinafter provided, the Executive’s employment hereunder shall be for a term commencing on the Original Effective Date and ending on the fourth (4th) anniversary of the Original Effective Date (the “Employment Period”).  For purposes of this Agreement, “Original Effective Date” shall mean the date on which Executive commenced employment with the Company (i.e., April 16, 2018).  The Executive’s employment hereunder is terminable at will by the Company or by the Executive at any time (for any reason or for no reason), subject to the provisions of Section 4 hereof.  This Amended and Restated Agreement is effective as of the Effective Date.

2.            Terms of Employment.

(a)          Position and Duties.

(i)           During the Employment Period, the Executive shall serve as the Company’s Executive Vice President and General Counsel, reporting to the Chief Executive Officer or his or her designee, and shall perform such duties as are usual and customary for such position.  At the Company’s request, the Executive shall serve the Company and/or its subsidiaries and affiliates in other capacities in addition to the foregoing consistent with the Executive’s role as Executive Vice President and General Counsel of the Company.  In the event that the Executive, during the Employment Period, serves in any one or more of such additional capacities, the Executive’s compensation shall not be increased beyond that specified in Section 2(b) hereof.  In addition, in the event the Executive’s service in one or more of such additional capacities is terminated, the Executive’s compensation, as specified in Section 2(b) hereof, shall not be diminished or reduced in any manner as a result of such termination provided that the Executive otherwise remains employed under the terms of this Agreement.

(ii)          During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive may be entitled, the Executive agrees to devote the Executive’s full business time and attention to the business and affairs of the Company.  Notwithstanding the foregoing, during the Employment Period, it shall not be a violation of this Agreement for the Executive to engage in any of the following activities:  (A) serve on boards, committees or similar bodies of charitable or nonprofit organizations, (B) fulfill limited teaching, speaking and writing engagements on a volunteer basis, and/or (C) holding economic interests in companies in which the Executive does not take an operating role (not to exceed a five percent (5%) interest in any company), in each case, so long as such activities do not, individually or in the aggregate, materially interfere or conflict with the performance of the Executive’s duties and responsibilities under this Agreement.

(iii)         During the Employment Period, the Executive shall perform the services required by this Agreement at the Company’s principal offices located in Santa Monica, California (the “Principal Location”), except for travel to other locations as may be necessary to fulfill the Executive’s duties and responsibilities hereunder.

(b)          Compensation, Benefits, Etc.

(i)           Base Salary.  During the Employment Period, the Executive shall receive a base salary equal to three hundred twenty-five thousand dollars ($325,000) per annum (the “Base Salary”).  The Base Salary shall be reviewed annually by the Compensation Committee (the “Compensation Committee”) of the Company’s Board of Directors (the “Board”) and may be increased from time to time by the Compensation Committee in its sole discretion.  The Base Salary shall be paid in installments in accordance with the Company’s applicable payroll practices, as in effect from time to time, but no less often than monthly.

(ii)          Annual Bonus.  In addition to the Base Salary, the Executive shall be eligible to earn, for each fiscal year of the Company ending during the Employment Period, a discretionary cash performance bonus (an “Annual Bonus”) under the Company’s bonus plan or program applicable to senior executives.  The Executive’s target Annual Bonus (the “Target Bonus”) shall initially be set at fifty percent (50%) of the Base Salary actually paid for such year.  The actual amount of the Annual Bonus shall be determined on the basis of the attainment of Company performance metrics and/or individual performance objectives, in each case, as established and approved by the Board or the Compensation Committee (or their designee) in its sole discretion after consultation with the Company’s Chief Executive Officer.  Payment of any Annual Bonus(es), to the extent any Annual Bonus(es) become payable, will be contingent upon the Executive’s continued employment through the applicable payment date, which shall occur on the date on which annual bonuses are paid generally to the Company’s similarly situated executives.

(iii)         Equity Awards.  In addition to any previous grants granted to the Executive prior to the date hereof, the Executive shall be eligible for the grant of additional equity awards under the Plan from time to time as determined by the Compensation Committee in its sole discretion.

(iv)         Incentive, Savings and Retirement Plans.  During the Employment Period, the Executive shall be eligible to participate in all other incentive plans, practices, policies and programs, and all savings and retirement plans, practices, policies and programs, in each case that are available generally to similarly situated executives of the Company, subject in all cases to the terms and conditions (including eligibility requirements) of such plans, practices, policies and programs.

(v)          Welfare Benefit Plans.  During the Employment Period, the Executive and the Executive’s dependents shall be eligible to participate in such welfare benefit plans, practices, policies and programs (including, as applicable, medical, dental, disability, employee life, group life and accidental death insurance plans and programs) maintained by the Company for its similarly situated executives, subject in all cases to the terms and conditions (including eligibility requirements) of such plans, practices, policies and programs.

(vi)         Expenses.  During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by the Executive in accordance with the terms and conditions of the Company’s expense reimbursements policies in effect from time to time for similarly situated executives of the Company.

(vii)        Fringe Benefits.  During the Employment Period, the Executive shall be entitled to such fringe benefits and perquisites as are provided by the Company to its similarly situated executives from time to time, in accordance with the policies, practices and procedures of the Company, and shall receive such additional fringe benefits and perquisites as the Company may, in its discretion, from time-to-time provide.  Nothing contained in Sections 2(b)(iv)-(v) hereof or this Section 2(b)(vii) shall, or shall be construed to, obligate the Company to adopt or maintain any incentive, savings, retirement, welfare, fringe benefit or other plan(s) or program(s) at any time.

(viii)       Vacation, Personal or Sick Days.  During the Employment Period, the Executive shall not be entitled to a fixed number of paid vacation, personal or sick days per year.  As a salaried employee, the Company expects the Executive to use the Executive’s judgment to take time off from work for vacation or other personal time in a manner consistent with completing the Executive’s work in a timely fashion, providing excellent service to the Company’s customers and partners and avoiding inconveniencing the Executive’s co-workers.

3.            Termination of Employment.

(a)          Death or Disability.  The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period.  Either the Company or the Executive may terminate the Executive’s employment in the event of the Executive’s Disability during the Employment Period.  For purposes of this Agreement, “Disability” shall mean a disability as determined under the Company’s applicable long-term disability plan that prevents the Executive from performing the Executive’s duties under this Agreement (even with a reasonable accommodation by the Company) for a period of six (6) months or more.  If any question shall arise as to whether during any period the Executive is disabled so as to be unable to perform the essential functions of the Executive’s then existing position or positions with or without reasonable accommodation, the Executive may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician selected by the Company to whom the Executive or the Executive’s guardian has no reasonable objection as to whether the Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue.  The Executive shall cooperate with any reasonable request of the physician in connection with such certification.  If such question shall arise and the Executive shall fail to submit such certification, the Company’s determination of such issue shall be binding on the Executive.  Nothing in this Section Error! Reference source not found. shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

(b)          Cause.  The Company may terminate the Executive’s employment during the Employment Period for Cause or without Cause.  For purposes of this Agreement, “Cause” shall have the meaning set forth in the Plan.

(c)          Termination by the Executive.  The Executive’s employment may be terminated by the Executive for any reason, including with Good Reason.  For purposes of this Agreement, “Good Reason” shall mean the occurrence of any one or more of the following events, in any case, without the Executive’s prior written consent, unless the Company fully corrects the circumstances constituting Good Reason (provided such circumstances are capable of correction) as provided below:

(i)           a demotion or material diminution of the Executive’s position, authority, duties or responsibilities (other than any insubstantial action not taken in bad faith and which is promptly remedied by the Company upon notice by the Executive); provided that “Good Reason” does not include a change in title, authority, duties and/or responsibilities following a Change in Control (as defined in the Plan) if (A) the Executive’s new title is that of a senior officer of the entity surviving such Change in Control (or, if applicable, its parent company if such entity has a parent company) reporting directly to an executive officer of the entity surviving such Change in Control (or, if applicable, its parent company, if such entity has a parent company), and the Executive’s authority, duties and responsibilities are commensurate with such title or (B) (1) the entity surviving such Change in Control (or, if applicable, its parent company if such entity has a parent company) continues to operate the Company’s principal businesses as a separate unit, division or subsidiary or combines the Company’s principal businesses with one of its existing units, divisions or subsidiaries and (2) the Executive’s new title is that of a senior officer of such unit, division or subsidiary reporting directly to an executive officer of such unit, division or subsidiary (or to an executive officer of the entity surviving the Change in Control or parent company thereof) and (in either case), the Executive’s authority, duties and responsibilities are commensurate with such title and similar in scope (with respect to such unit, division or subsidiary) to the authority, duties and responsibilities of the Executive prior to the Change in Control;

(ii)          a requirement that the Executive report to work more than thirty (30) miles from the Company’s Principal Location (not including normal business travel required of the Executive’s position) or, to the extent such requirement would not constitute a material change in the geographic location at which the

Executive must perform services under this Agreement within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), such higher number of miles from the Company’s Principal Location as would constitute a material change in the geographic location at which the Executive must perform services under this Agreement within the meaning of Section 409A of the Code;

(iii)         a material reduction in the Executive’s base salary; or

(iv)         a material breach by the Company of its material obligations hereunder.

Notwithstanding the foregoing, the Executive will not be deemed to have resigned for Good Reason unless (1) the Executive provides the Company with written notice setting forth in reasonable detail the facts and circumstances claimed by the Executive to constitute Good Reason within sixty (60) days after the date of the occurrence of any event that the Executive knows or should reasonably have known to constitute Good Reason, (2) the Company fails to cure such acts or omissions within thirty (30) days following its receipt of such notice, and (3) the effective date of the Executive’s termination for Good Reason occurs no later than sixty (60) days after the expiration of the Company’s cure period.

(d)          Notice of Termination.  Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by a Notice of Termination to the other parties hereto given in accordance with Section 10(b) hereof.  For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than sixty (60) days after the giving of such notice).  The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

(e)          Termination of Offices and Directorships.  Upon termination of the Executive’s employment for any reason, unless otherwise specified in a written agreement between the Executive and the Company, the Executive shall be deemed to have resigned from all offices, directorships, and other employment positions if any, then held with the Company or any of its subsidiaries, and shall take all actions reasonably requested by the Company to effectuate the foregoing.

4.            Obligations of the Company upon Termination.

(a)          Without Cause, For Good Reason, Death or Disability.  Subject to Section 4(d) hereof, if the Executive incurs a “separation from service” from the Company (within the meaning of Section 409A(a)(2)(A)(i) of the Code, and Treasury Regulation Section 1.409A-1(h)) (a “Separation from Service”) during the Employment Period (the date of such Separation from Service, the “Date of Termination”) by reason of (1) a termination of the Executive’s employment by the Company without Cause; (2) a termination of the Executive’s employment by the Executive for Good Reason; or (3) a termination of the Executive’s employment by reason of the Executive’s death or Disability (each of (1), (2) and (3), a “Qualifying Termination”):

(i)           The Executive (or the Executive’s estate or beneficiaries, if applicable) shall be paid, in a single lump-sum payment on the Date of Termination, the aggregate amount of the Executive’s earned but unpaid Base Salary through the Date of Termination (the “Accrued Obligations”), to the extent not previously paid.

(ii)          In addition, subject to Section 4(d) hereof and the Executive’s (or the Executive’s estate’s or beneficiaries’, if applicable) timely execution and non-revocation of a Release (as defined below), the Executive (or the Executive’s estate or beneficiaries, if applicable) shall be paid:

(A)         an amount equal to twelve (12) months’ of the Base Salary in effect on the Date of Termination, payable in a single lump-sum payment on the sixtieth (60th) day following the

Date of Termination; and

(B)          any unpaid Annual Bonus to which the Executive would have become entitled for any fiscal year of the Company that ends on or before the Date of Termination had the Executive remained employed through the payment date, payable in a single lump-sum payment on the date on which annual bonuses are paid to the Company’s senior executives generally for such calendar year, but in no event later than March 15th of the calendar year following the calendar year in which the Date of Termination occurs, with the actual date within such period determined by the Company in its sole discretion.

(iii)         In addition, subject to Section 4(d) hereof and conditioned upon the Executive’s (or the Executive’s estate’s or beneficiaries’, if applicable) timely execution and non-revocation of a Release, during the period commencing on the Date of Termination and ending on the twelve (12)-month anniversary of the Date of Termination or, if earlier, the date on which the Executive becomes eligible for coverage under the group health plan of a subsequent employer (of which eligibility the Executive hereby agrees to give prompt notice to the Company) (in any case, the “COBRA Period”), subject to the Executive’s valid election to continue healthcare coverage under Section 4980B of the Code and the regulations thereunder, the Company shall continue to provide the Executive and the Executive’s eligible dependents with coverage under its group health plans at the same levels and the same cost to the Executive as would have applied if the Executive’s employment had not been terminated based on the Executive’s elections in effect on the Date of Termination), provided, however, that (1) if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A of the Code under Treasury Regulation Section 1.409A-1(a)(5), or (2) the Company is otherwise unable to continue to cover the Executive under its group health plans, then, in either case, an amount equal to each remaining Company subsidy shall thereafter be paid to the Executive as currently taxable compensation in substantially equal monthly installments over the continuation coverage period (or the remaining portion thereof).

(iv)         In addition, subject to Section 4(d) hereof and conditioned upon the Executive’s (or the Executive’s estate’s or beneficiaries’, if applicable) timely execution and non-revocation of a Release, any portion of the Executive’s outstanding compensatory equity awards that vest solely based on continued service that would have vested during the 12 months following the Date of Termination had the Executive remained employed for such period shall vest and become immediately exercisable.

The payments and benefits described in the preceding Sections 4(a)(ii) through (iv) are referred to herein as the “Severance.”  Notwithstanding the foregoing, it shall be a condition to the Executive’s (or the Executive’s estate’s or beneficiaries’, if applicable) right to receive the Severance that the Executive (or the Executive’s estate or beneficiaries, if applicable) execute and deliver to the Company an effective release of claims in a form and manner satisfactory to the Company (the “Release”) within any legally-required review period, if any, following the Date of Termination and that the Executive (or the Executive’s estate or beneficiaries, if applicable) not revoke such Release during any applicable revocation period.

(b)          For Cause, Without Good Reason or Other Terminations.  If the Company terminates the Executive’s employment for Cause, the Executive terminates the Executive’s employment without Good Reason, or the Executive’s employment terminates for any other reason not enumerated in this Section 4, in any case, during the Employment Period, the Company shall pay to the Executive the Accrued Obligations in cash within thirty (30) days after the Date of Termination (or by such earlier date as may be required by applicable law).

(c)          In Connection with a Change in Control.  In addition to any payments or benefits due to the Executive under Section 4(a) above (if any), subject to and conditioned upon the Executive’s (or the Executive’s estate’s or beneficiaries’, if applicable) timely execution and non-revocation of a Release, if the Executive’s employment is terminated by the Company without Cause or by the Executive with Good Reason and, in either case, a Change in Control (A) occurs on or within ninety (90) days after the Date of Termination or (B) has occurred within one (1) year before the Date of Termination:

(i)           All outstanding compensatory equity awards that vest solely based on continued service that have not yet vested shall conditionally vest and, as applicable, become exercisable on the later of the

Date of Termination and the date of such Change in Control (and such vesting shall become unconditional upon such execution and non-revocation of a Release); provided,  however, that if the Executive fails to timely execute or revokes the Release, all such conditionally vested awards (and any shares received in respect of such awards) shall be forfeited upon such failure or revocation (subject to repayment by the Company to the Executive of any amounts (if any) paid by the Executive with respect to shares underlying such conditionally vested awards).  For the avoidance of doubt, if a Qualifying Termination occurs prior to a Change in Control, all outstanding, unvested compensatory equity awards that would otherwise terminate on the Date of Termination shall remain outstanding and eligible to vest solely upon a Change in Control occurring within ninety (90) days after the Date of Termination (but shall not otherwise vest following the Date of Termination) and shall terminate on the ninetieth (90th) day following the Date of Termination if a Change in Control has not occurred on or prior to such ninetieth (90th) day (or such earlier expiration date applicable to the award (other than due to a termination of employment)).

(ii)          In addition, subject to Section 4(d) hereof and conditioned upon the Executive’s (or the Executive’s estate’s or beneficiaries’, if applicable) timely execution and non-revocation of a Release, the Executive (or the Executive’s estate or beneficiaries, if applicable) shall be paid, in a single lump-sum payment, an amount equal to a pro rata portion of the Executive’s Annual Bonus earned in the fiscal year prior to the fiscal year in which the Date of Termination occurs, with such pro-ration determined based on the number of days elapsed in the calendar year through the Date of Termination relative to the total number of days in the fiscal year of termination.

(d)          Six-Month Delay.  Notwithstanding anything to the contrary in this Agreement, no compensation or benefits, including without limitation any severance payments or benefits payable under this Section 4, shall be paid to the Executive during the six (6)-month period following the Executive’s Separation from Service if the Company determines that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code.  If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six (6)-month period (or such earlier date upon which such amount can be paid under Section 409A of the Code without resulting in a prohibited distribution, including as a result of the Executive’s death), the Company shall pay the Executive (or the Executive’s estate or beneficiaries, if applicable) a lump-sum amount equal to the cumulative amount that would have otherwise been payable to the Executive during such period.

(e)          Exclusive Benefits.  Except as expressly provided in this Section 4 and subject to Section 5 hereof, the Executive shall not be entitled to any additional payments or benefits upon or in connection with the Executive’s termination of employment.

(f)           Equity Award Agreements.  For the avoidance of doubt, nothing contained in this Agreement is intended to result in any vesting terms that are less favorable to the Executive than those contained in any applicable Equity Award Agreement and, to the extent that the vesting terms contained in any such Equity Award Agreement are more favorable to the Executive than those provided herein, including, without limitation, this Section 4, the terms of such Equity Award Agreement shall control.

5.            Non-Exclusivity of Rights.  Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

6.            Excess Parachute Payments, Limitations on Payments.

(a)          Best Pay Cap.  Notwithstanding any other provision of this Agreement, in the event that any payment or benefit received or to be received by the Executive (including any payment or benefit received in connection with a termination of the Executive’s employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments and benefits, including the payments and benefits under Section 4 hereof, being hereinafter referred to as the “Total Payments”) would be subject (in whole or part), to excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement, the cash severance payments under this Agreement shall first be reduced, and the noncash severance payments hereunder shall thereafter be reduced, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (1) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (2) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).  The Total Payments shall be reduced in the following order:  (A) reduction of any cash severance payments otherwise payable to the Executive that are exempt from Section 409A of the Code; (B) reduction of any other cash payments or benefits otherwise payable to the Executive that are exempt from Section 409A of the Code, but excluding any payments attributable to any acceleration of vesting or payments with respect to any equity award that are exempt from Section 409A of the Code; (C) reduction of any other payments or benefits otherwise payable to the Executive on a pro-rata basis or such other manner that complies with Section 409A of the Code, but excluding any payments attributable to any acceleration of vesting and payments with respect to any equity award that are exempt from Section 409A of the Code; and (D) reduction of any payments attributable to any acceleration of vesting or payments with respect to any equity award that are exempt from Section 409A of the Code, in each case beginning with payments that would otherwise be made last in time.

(b)          Certain Exclusions.  For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (1) no portion of the Total Payments the receipt or enjoyment of which the Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account; (2) no portion of the Total Payments shall be taken into account which, in the written opinion of an independent, nationally recognized accounting firm (the “Accounting Firm”), does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of the Accounting Firm, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the Base Amount (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation; and (3) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Accounting Firm in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

7.            Confidential Information and Non-Solicitation.  The Executive hereby acknowledges that, as a condition of employment with the Company, Executive must, concurrently herewith, enter into the Company’s standard Confidential Information and Development Agreement, containing confidentiality, non-solicitation and other protective covenants (the “Confidentiality Agreement”).

8.            Representations.  The Executive hereby represents and warrants to the Company that (a) the Executive is entering into this Agreement voluntarily and that the performance of the Executive’s obligations hereunder will not violate any agreement between the Executive and any other person, firm, organization or other entity, and (b) the Executive is not bound by the terms of any agreement with any previous employer or other party to refrain from competing, directly or indirectly, with the business of such previous employer or other party that would be violated by the Executive’s entering into this Agreement and/or providing services to the Company pursuant to the terms of this Agreement.

9.            Successors.

(a)          This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b)          This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c)          The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

10.          Miscellaneous.

(a)          Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to principles of conflict of laws.  The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

(b)          Notices.  All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:  at the Executive’s most recent address on the records of the Company.

If to the Company:

Leaf Group Ltd.
1655 26th Street
Santa Monica, CA 90404
Attn:  General Counsel

with a copy to:

Goodwin Procter LLP
601 Marshall Street
Redwood City, CA 94063
Attn:  Anthony McCusker

or to such other address as either party shall have furnished to the other in writing in accordance herewith.  Notice and communications shall be effective when actually received by the addressee.

(c)          Sarbanes-Oxley Act of 2002.  Notwithstanding anything herein to the contrary, if the Company determines, in its good faith judgment, that any transfer or deemed transfer of funds hereunder is likely to be construed as a personal loan prohibited by Section 13(k) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder, then such transfer or deemed transfer shall not be made to the extent necessary or appropriate so as not to violate the Exchange Act and the rules and regulations promulgated thereunder.

(d)          Section 409A of the Code.

(i)           To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder.  Notwithstanding any provision of this Agreement to the contrary, if the Company determines that any compensation or benefits payable under this Agreement may be subject to Section 409A of the Code and related Department of Treasury guidance, the Company shall work in good faith with the Executive to adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Company determines are necessary or appropriate to avoid the imposition of taxes under Section 409A of the Code, including without limitation, actions intended to (i) exempt the compensation and benefits payable under this Agreement from Section 409A of the Code, and/or (ii) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance;

provided, however, that this Section 10(d) shall not create an obligation on the part of the Company to adopt any such amendment, policy or procedure or take any such other action, nor shall the Company have any liability for failing to do so.

(ii)          Any right to a series of installment payments pursuant to this Agreement is to be treated as a right to a series of separate payments.  To the extent permitted under Section 409A of the Code, any separate payment or benefit under this Agreement or otherwise shall not be deemed “nonqualified deferred compensation” subject to Section 409A of the Code and Section 4(d) hereof to the extent provided in the exceptions in Treasury Regulation Section 1.409A-1(b)(4), Section 1.409A-1(b)(9) or any other applicable exception or provision of Section 409A of the Code.

(iii)         To the extent that any payments or reimbursements provided to the Executive under this Agreement, including, without limitation, pursuant to Section 2(b)(vi) hereof, are deemed to constitute compensation to the Executive to which Treasury Regulation Section 1.409A-3(i)(1)(iv) would apply, such amounts shall be paid or reimbursed reasonably promptly, but not later than December 31 of the year following the year in which the expense was incurred.  The amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and the Executive’s right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.

(e)          Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(f)           Withholding.  The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(g)          No Waiver.  The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 3(c) hereof, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(h)          Entire Agreement.  As of the Effective Date, this Agreement, together with the Confidentiality Agreement and the Equity Award Agreements, constitutes the final, complete and exclusive agreement between the Executive and the Company with respect to the subject matter hereof and replaces and supersedes any and all other agreements, offers or promises, whether oral or written, by any member of the Company and its subsidiaries and affiliates, or representative thereof.

(i)           Amendment.  No amendment or other modification of this Agreement shall be effective unless made in writing and signed by the parties hereto.

(j)           Counterparts; Electronic Signatures.  This Agreement and any agreement referenced herein may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.  Any signature page delivery by any means of electronic communication (i.e. scanned pdf copy or DocuSign) shall be binding to the same extent as an original signature page attached hereto.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from the Board (as such authority may be delegated to the Compensation Committee), the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

LEAF GROUP LTD.,
a Delaware corporation

By:	/s/ Sean Moriarty
	Name:	Sean Moriarty
	Title:	Chief Executive Officer

EXECUTIVE:

/s/ Adam Wergeles
Adam Wergeles